Exhibit 99.1

Brian K. Finneran, Chief Financial Officer                                               1/30/08
bfinneran@statebankofli.com                                                         (516) 465 - 2251

State Bancorp, Inc. Reports Fourth Quarter
 and Full Year Earnings
and Declares Cash Dividend of $0.15

Jericho, N.Y., January 30, 2008 - State Bancorp, Inc. (NASDAQ – STBC), parent company of State Bank of Long Island, today reported earnings for the fourth quarter and year ended December 31, 2007. Net income for the fourth quarter of 2007 was $470 thousand versus earnings of $3.4 million a year ago. Diluted earnings per common share of $0.03 were recorded in the fourth quarter of 2007 and $0.29 in the comparable 2006 period. The decrease in fourth quarter net income was primarily attributable to a non-cash goodwill impairment accounting charge of $2.4 million, $1.4 million in additional legal expenses related to the previously disclosed purported shareholder derivative lawsuit and a $1.3 million increase in the provision for loan and lease losses, as well as the impact of a $12.1 million reversal of previously accrued legal expenses in the fourth quarter of 2006.  Total operating expenses, excluding the goodwill impairment charge, the additional 2007 legal expenses and the 2006 reversal of legal expenses, decreased by $2.0 million in the fourth quarter of 2007 versus 2006. Fourth quarter 2007 results were also negatively impacted by a reduction in net interest income resulting from a lower level of average interest earning assets, primarily available for sale investment securities and short-term money market investments. Somewhat mitigating these factors was a reduction in the provision for income taxes of $12.5 million in the fourth quarter of 2007 and an increase in net interest margin to 3.87% from 3.78% a year ago. The substantial reduction in income tax expense in the fourth quarter of 2007 resulted primarily from the previously disclosed establishment of a $10 million reserve for a potential tax liability for New York State income taxes during the fourth quarter of 2006. Full year 2007 net income was $6.2 million, or $0.45 per diluted share, compared to $11.5 million or $1.00 per diluted share in 2006.

Performance Highlights

·	Increased Loans & Leases: Average loans and leases outstanding increased by 5% to $1.0 billion versus the fourth quarter of 2006;

·
Increased Core Deposits: Average core deposits totaled $973 million or 69% of total deposits in the fourth quarter of 2007 versus $971 million or 61% of total deposits in the fourth quarter of 2006, and $885 million or 67% of total deposits in the third quarter of 2007. Average demand deposits were $324 million in the fourth quarter of 2007 versus $323 million a year ago and $317 million in the third quarter of 2007;

·
Improved Net Interest Margin: Net interest margin increased to 3.87% in the fourth quarter of 2007 from 3.78% in the fourth quarter of 2006 and declined nominally from 3.89% in the third quarter of 2007;

·
Decision to Exit Leasing Business:  A non-cash goodwill impairment accounting charge of $2.4 million related to a decision to sell substantially all the assets of the Company’s leasing subsidiary was recorded in the fourth quarter of 2007;

·
Improved Operating Efficiency:  Total operating expenses for the fourth quarter of 2007 were $14.7 million compared to $796 thousand in the fourth quarter of 2006.  Total operating expenses for the fourth quarter of 2007 includes the $2.4 million non-cash goodwill impairment accounting charge and $1.4 million in additional legal fees related to the previously disclosed purported shareholder derivative lawsuit. Excluding those two amounts, the resulting run rate of approximately $10.9 million in fourth quarter 2007 operating expenses compares favorably to total operating expenses of approximately $12.9 million in the fourth quarter of 2006, which excludes the impact of a $12.1 million legal expense credit realized at that time.

·
Increased Loan Loss Provision: Provision for loan and lease losses increased by $1.3 million in the fourth quarter of 2007 versus the fourth quarter of 2006 and by $1.0 million versus the third quarter of 2007;

·	Settlement of New York State Tax Audit: In December 2007, the Company executed a closing agreement with the New York State Tax Department which constitutes a final and conclusive settlement of the previously reported audit covering the 1999 – 2001 period and all subsequent years through 2006. The final settlement was for an amount less than the reserve previously accrued in the fourth quarter of 2006 and resulted in a reduction of the Company’s fourth quarter 2007 provision for income taxes of approximately $450,000.

·
Asset Quality: Non-accrual loans and leases totaled $6 million or 0.6% of loans and leases outstanding at December 31, 2007 versus $8 million or 0.8% of loans and leases outstanding at September 30, 2007 and $2 million or 0.2% of loans and leases outstanding at December 31, 2006;

·	Capital Strength: Tier I leverage capital ratio increased to 7.03% at December 31, 2007 versus 6.30% at December 31, 2006;

·	Performance Ratios: Returns on average assets and stockholders’ equity were 0.11% and 1.64%, in the fourth quarter of 2007 and 0.75% and 18.69% in the comparable 2006 period, respectively.

The Company recently concluded a comprehensive review of its wholly owned subsidiary Studebaker-Worthington Leasing Corp. After carefully assessing its available alternatives, the Company has made the strategic decision to exit the leasing business, and is in active discussions to sell Studebaker-Worthington to an out-of-state firm whose main focus is the equipment leasing business. The Company chose this course of action in order to significantly reduce its consolidated operating expenses, improve its operating efficiency ratio and to more effectively allocate capital resources to its core commercial lending and branch banking operations. As a result, the Company recorded a goodwill impairment charge of $2.4 million in the fourth quarter of 2007 in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142.  This represents a non-cash accounting charge which has no impact on the Bank’s regulatory capital ratios.

Commenting on the fourth quarter and full year 2007 results, President and CEO, Thomas M. O’Brien stated, “During the past year, we have made a series of significant improvements across the organization to comprehensively address the challenges that curtailed the Bank’s strategic growth and profitability in recent years. We have added a number of highly skilled professionals in key management positions throughout the Bank to further strengthen our leadership team and significantly bolster our business expansion capabilities. Although much of 2007 centered on restructuring critical areas of the Bank, we believe these efforts have positioned us to successfully compete and will yield increasing market share and financial returns in 2008 and the years beyond. We have a highly entrepreneurial and energized workforce and a clear strategy to build on our past successes and to capitalize on the attractive opportunities ahead for us in our chosen markets.”

“While our concerted efforts to make substantial improvements in our Company’s operating effectiveness and marketing capabilities during the past twelve months have required financial investments and the realignment of resources, we believe we now have a solid foundation upon which we can effectively execute our strategic plans for growth. The economic forecast for 2008 remains very uncertain both nationally and in our region.  While the risks of a downturn increased throughout the second half of 2007 and into 2008, each of the strategic actions that we have taken in 2007 should serve the Company well in the period ahead.”

“As we pursue market opportunities to profitably build our core businesses, we will remain vigilant to identify and mitigate risks in the process. We have built a successful banking franchise without resorting to participation in high risk segments such as sub-prime lending or imprudently investing our balance sheet in volatile structured securities. The current economic climate has had a negative impact on the financial services sector and, despite the fact that State Bank has no exposure to the sub-prime lending business, the Company, like many others, has been affected by the overall weakened market conditions. It is difficult to predict when a more favorable market will return bank valuations to more traditional trading multiples. Notwithstanding the volatility in the equity markets, we remain diligent in upholding our prudent credit underwriting standards and will continue to dynamically build our franchise with an unwavering focus on developing and enhancing quality financial relationships within our core target markets.”

“Our decision to divest the Studebaker-Worthington leasing subsidiary represents the final phase of our corporate restructuring and sets the stage for the Bank to redeploy the capital resources formerly committed to the leasing operation towards our core business competencies. This divestiture, expected to be completed late in the first quarter of 2008, will result in an annual cost savings to the Bank of approximately $3.0 million in cash operating expense. The resultant goodwill write-down of $2.4 million from the strategic decision to exit the leasing business and sell Studebaker-Worthington, while not a cash charge, was fully recognized in the fourth quarter of 2007 as prescribed by SFAS No. 142,  This non-cash accounting charge has no impact on the Bank’s capital ratios.”

“The already disclosed purported shareholder derivative lawsuit surrounding the previously settled Island Mortgage litigation continues to represent a financial burden on our shareholders and required a commitment of additional legal expenses by the Bank in the fourth quarter of this year. The lawsuit is proceeding through the internal investigatory stage and while the Bank cannot offer any assurances on the anticipated time of its resolution, we are satisfied with the significant progress being made.

“We have aggressively realigned our organizational structure to more effectively pursue our business growth opportunities. Compared with the fourth quarter of 2006, our total full-time equivalent head count, including the impact of the proposed sale of Studebaker-Worthington, is projected to be down by 47 or 14%. We are more focused and more nimble to react to emerging opportunities in our market areas. We have also strengthened our Corporate Governance through the appointment of a new General Counsel, Chief Auditor, Comptroller, BSA Officer and Security Director. We have bolstered our Marketing and Planning functions with the appointment of a new Chief Marketing and Corporate Planning Officer. We have added seasoned commercial bankers to support our business expansion in the middle market and commercial real estate areas and to capture market share in the attractive Manhattan market. In the fourth quarter of this year we completed an exhaustive assessment of our technology and operational infrastructure and have appointed a new Chief Information Officer to introduce state of the art systems enhancements to support our expansion plans. I am very encouraged by the considerable organizational progress we made throughout 2007 and look forward to accelerating our strategic business initiatives in 2008 to improve both profitability and shareholder value. I greatly appreciate the patience and support of our shareholders and employees during this time.”

Earnings Summary for the Quarter Ended December 31, 2007
Net income totaled $470 thousand during the fourth quarter of 2007 versus $3.4 million in the comparable 2006 period. Net interest income decreased by $144 thousand or 0.9% to $15.6 million in the fourth quarter of 2007 versus 2006 primarily as a result of a 3% reduction in interest-earning assets. The average investment portfolio decreased by 13% in 2007, principally due to an anticipated runoff of Government agency securities. Average money market investments also declined by 28%. Partially offsetting these reductions was growth in the average loan portfolio of 5% to $1.0 billion during the fourth quarter of 2007 versus 2006. Average total deposits decreased by $181 million or 11% during the fourth quarter of 2007, due to a $183 million or 30% reduction in time deposits resulting from the Company’s strategic decision to permit the runoff of higher cost maturing retail CDs. Average core deposit balances (demand, savings, money fund and super NOW deposits), which have an average cost of 1.88%, increased by $2 million during the fourth quarter of 2007 to $973 million.  The reduction in average total deposits was offset by increases in other temporary borrowings and stockholders equity of $138 million and $42 million, respectively. Other temporary borrowings consisted primarily of Federal Home Loan Bank overnight and short-term advances which are fully secured by marketable collateral.

The Company’s net interest margin increased to 3.87% in the fourth quarter of 2007 from 3.78% a year ago. This increase resulted from a 12 basis point decrease in the Company’s cost of funds. This reduction in cost of funds was offset somewhat by a 3 basis point decrease in the Company’s earning asset yield to a weighted average rate of 6.90% in the fourth quarter of 2007. The lower asset yield resulted principally from a 41 basis point reduction in the yield on loans and leases offset in part by a 33 basis point increase in the yield on the securities portfolio.

The provision for loan and lease losses increased by $1.3 million in the fourth quarter of 2007 versus 2006 to $1.6 million. The increase in the provision is a result of higher net charge-offs and an increase in non- performing and classified assets in 2007 compared with 2006.

Non-interest income decreased by $89 thousand or 6.5% in the fourth quarter of 2007 compared to the 2006 period. The reduction was due to $169 thousand in net security losses recorded in 2007 versus $27 thousand in net gains recorded in 2006, combined with an 11.9% decrease in service charges on deposits, primarily attributable to reductions in deposit-related fees and overdraft charges resulting from a lower level of overdrafts in the fourth quarter of 2007. These reductions were partially offset by a 30% increase in other operating income resulting from growth in several categories most notably sweep account fees, financial products sales fees and merchant servicing fees.

Fourth quarter 2007 total operating expenses amounted to $14.7 million, including the previously mentioned $2.4 million goodwill impairment accounting charge and $1.4 million in legal expenses related to a purported shareholder derivative lawsuit brought against certain directors and former executive officers of the Company. As reported in a Form 8-K filing with the SEC on July 24, 2007, the Company is a nominal defendant in this action. Fourth quarter 2006 total operating expenses were $796 thousand, net of the impact of a $12.1 million reversal of previously accrued legal expenses in connection with the final settlement of the Island Mortgage Network (“IMN”) litigation which occurred in January 2007. No IMN-related legal expenses were recorded in the fourth quarter of 2007. Somewhat offsetting the year over year increase in legal fees were reductions in marketing and advertising expenses and salaries and other employee benefits of $655 thousand and $425 thousand, respectively. Marketing and advertising expenses decreased by 93.2%, primarily the result of reductions in TV/ radio advertising and other corporate marketing programs. Salaries and other employee benefits decreased by 6.1% in the 2007 fourth quarter versus the comparable 2006 period, reflecting in part expense reductions attributable to the previously announced Voluntary Exit Window program, which was completed in the second quarter of 2007, as well as other net staff reductions.  Occupancy expenses increased by 6.9% due to higher rental, utility, maintenance and building depreciation costs. Credit and collection expenses decreased by 50.9% due to lower costs associated with home equity closing fees. Equipment expenses increased by 28.5% due to higher depreciation costs.

Income tax expense decreased by $12.5 million in the fourth quarter of 2007 versus the comparable period a year ago. The substantial decrease in income tax expense in 2007 resulted from the previously disclosed establishment of a $10 million reserve during the fourth quarter of 2006 for a potential tax liability for New York State income taxes.  In December 2007, the Company executed a closing agreement with the New York State Tax Department which constitutes a final and conclusive settlement of the previously reported audit covering the 1999-2001 period and all subsequent years through 2006. The final settlement was for an amount less than the reserve previously accrued and resulted in a reduction of the Company’s fourth quarter 2007 provision for income taxes of approximately $450,000. The Company’s effective tax rate was 18.1% in the fourth quarter of 2007 and 78.9 % in the fourth quarter of 2006. The 2007 rate is substantially impacted by the non-deductible $2.4 million goodwill impairment accounting charge and the settlement with the New York State Tax Department.  Excluding these items, the Company’s effective tax rate was 21.0% in the fourth quarter of 2007.

Earnings Summary for the Year Ended December 31, 2007
Net income for 2007 was $6.2 million versus $11.5 million in 2006. The reduction in net income in 2007 compared with 2006 results from several factors, most notably a reduction in net interest income of $2.1 million (3.3%) to $60.2 million in 2007, combined with lower non-interest income and increases in the provision for loan and lease losses and total operating expenses, including the goodwill impairment charge.  Partially offsetting these negative factors was a reduction in the provision for income taxes in 2007.

The  reduction in net interest income was due to a 19 basis point decline in the Company’s net interest margin to 3.82% in 2007.

Non-interest income decreased by 5.5% to $5.4 million, principally due to reductions in deposit service charges and an increase in net security losses, offset in part by increased earnings from bank owned life insurance.

The provision for loan and lease losses increased by $2.0 million in 2007 versus the comparable 2006 period as the result of higher net charge-offs and an increase in non-performing and classified assets in 2007.

Full year 2007 total operating expenses amounted to $51.9 million, including the goodwill impairment accounting charge of $2.4 million, $1.9 million in legal fees related to the purported shareholder derivative lawsuit and a $3.1 million charge attributable to the second quarter 2007 Voluntary Exit Window program. Full year 2006 total operating expenses were $37.6 million, including a $12.1 million reversal of previously accrued legal expenses related to the IMN litigation settlement.

Salaries and other employee benefits expenses increased by $3.3 million in 2007 versus 2006 largely due to the cost of the Voluntary Exit Window program. Occupancy expenses rose by 8.6% due to increases in rental, utility and building depreciation costs. Marketing expenses decreased by 27.9% resulting from a reduction in advertising and corporate marketing programs. Audit and assessment expenses declined by 19.6% as the result of a one-time FDIC deposit insurance assessment credit in 2007. Other operating expenses increased by 8.3% due to a real estate tax refund recorded in 2006 resulting from a successful certiorari proceeding. The Company’s effective tax rate was 32.0% in 2007 and 58.7% in 2006.

The reduction in the effective tax rate in 2007 versus 2006 is substantially due to the impact of the $10 million reserve recorded in 2006 for the potential New York State income tax liability. The 2007 rate is also impacted by the non-deductible $2.4 million goodwill impairment accounting charge and the subsequent settlement with New York State.  Excluding these items, the Company’s effective tax rate was 29.9% in 2007.

Allowance for Loan and Lease Losses
As of December 31, 2007, the Company’s allowance for loan and lease losses amounted to $15 million or 1.41% of period-end loans and leases outstanding. The allowance as a percentage of loans and leases outstanding was 1.45% at September 30, 2007 and 1.67% at December 31, 2006. The reduction in the allowance as a percentage of the total loan and lease portfolio at December 31, 2007 compared with prior periods is primarily due to charge-offs of classified watch list loans and loans that were transferred to loans held for sale in the third quarter of 2007. The allowance as a percentage of non-accrual loans and leases amounted to 254% at December 31, 2007 versus 191% at September 30, 2007 and 754% at December 31, 2006.

The decline in the reserve coverage ratio at December 31, 2007 from December 31, 2006 is due to an increase in non-performing assets resulting primarily from the addition of one commercial loan relationship to non-accrual status in the first quarter of 2007. The increase in the reserve coverage ratio at December 31, 2007 from September 30, 2007 is due to a reduction in non-performing assets resulting from the partial charge-off of the aforementioned commercial loan relationship and an increase in the provision for loan and lease losses recorded in the fourth quarter of 2007.

The Company recorded net loan and lease charge-offs in the fourth quarter of 2007 and 2006  of $1.6 million and $800 thousand, respectively. As a percentage of average total loans and leases outstanding, these charge-off totals represented 0.61% and 0.33% in 2007 and 2006, respectively. Net charge-offs for the fourth quarter of 2007 include write-downs of classified watch list loans that were non-performing. Based upon historical trends, inherent risk in the loan portfolio, and the downward pressures the local economy is currently experiencing, the Company expects to record loan and lease charge-offs in future periods, which management believes have been adequately reserved for in the allowance for loan and lease losses reported at December 31, 2007.

Non-performing Assets
Non-performing assets are defined by the Company as non-accrual loans and leases and other real estate owned (“OREO”). Non-accrual loans and leases totaled $6 million or 0.6% of loans and leases outstanding at December 31, 2007, versus $8 million or 0.8% of loans and leases outstanding at September 30, 2007 and $2 million or 0.2% of loans and leases outstanding at December 31, 2006.  The increase in non-accrual loans and leases at December 31, 2007 versus December 31, 2006 resulted from the addition of one commercial loan relationship to non-accrual status during the first quarter of 2007. While this long-term relationship had been on the Bank’s internal watch list for deteriorating credit conditions, the borrower abruptly ceased operations at the end of the first quarter of 2007 and subsequently filed for bankruptcy. In the fourth quarter of 2007, the Bank recorded a partial charge-off of this relationship. The Bank is pursuing its remaining secured claims through the bankruptcy court and expects to recover all remaining balance sheet receivables. The Company held no OREO at December 31, 2007, September 30, 2007 or December 31, 2006.

Capital
Total stockholders’ equity was $114 million at December 31, 2007 compared to $104 million at December 31, 2006. The increase from 2006 is primarily due to net income earned in 2007 less dividends declared during the year. Also contributing to the growth in stockholders’ equity in 2007 versus 2006 was an increase in accumulated other comprehensive income, net of deferred income taxes, related to an increase in the market value of the Company’s investment securities portfolio in 2007. The Company currently has $20 million in outstanding trust preferred securities that qualify as Tier I capital. During 2007, the weighted average rate on the Company’s trust preferred securities was 8.46% versus 8.24% a year ago. The Company also has $10 million of 8.25% subordinated notes outstanding which qualify as Tier II capital.

The Company’s capital ratios exceeded all regulatory requirements at December 31, 2007. State Bank of Long Island’s Tier I leverage, Tier I risk-weighted and total risk-weighted capital ratios were 7.43%, 10.62% and 11.85%, respectively, at December 31, 2007. Each of these ratios is in excess of the regulatory guidelines for a “well capitalized” institution, the highest regulatory capital category.

During 2007, the Company declared three cash dividends on its common stock of $0.15 per share. In June 2007, The Company announced a change to its cash dividend schedule to a quarterly declaration during the first month of each calendar quarter. Based on the new dividend schedule, the Board of Directors of the Company declared a cash dividend of $0.15 per share at its January 29, 2008 meeting.  The cash dividend will be paid on March 17, 2008 to stockholders of record on February 22, 2008.

The Company did not repurchase any of its common stock in 2007. Under the Board of Directors’ existing authorization, an additional 512,348 shares may be repurchased from time to time as conditions warrant. The Company does not presently anticipate repurchasing any of its shares in the immediate future.

Corporate Information
State Bancorp, Inc. (NASDAQ: STBC), is the holding company for State Bank of Long Island, the  largest independent commercial bank headquartered on Long Island.  In addition to its sixteen branch locations throughout Nassau, Suffolk and Queens Counties, the Bank also maintains a lending operation in Jericho. State Bank has built a reputation for providing high-quality personal service to meet the needs of commercial, small business, municipal and consumer markets throughout Long Island and Queens. The Company maintains a web site at www.statebankofli.com with corporate, investor and branch banking information.

Forward-Looking Statements and Risk Factors
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify forward-looking statements.  The forward-looking statements involve risk and uncertainty and a variety of factors that could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in:  market interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, the quality and composition of the loan and lease or investment portfolios, demand for loan and lease products, demand for financial services in the Company’s primary trade area, litigation, tax and other regulatory matters, accounting principles and guidelines, other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing and services and those risks detailed in the Company’s periodic reports filed with the SEC.  Investors are encouraged to access the Company’s periodic reports filed with the SEC for financial and business information regarding the Company at www.statebankofli.com. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.

Financial Highlights Follow

STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Three and Twelve Months Ended December 31, 2007 and 2006 (unaudited)

	Three Months		Twelve Months
	2007	2006	2007	2006
INTEREST INCOME:
Interest and fees on loans and leases	$20,567,279	$20,625,089	$82,489,409	$77,737,172
Federal funds sold and securities
purchased under agreements to resell	1,283,374	2,096,557	3,388,753	4,319,772
Securities held to maturity:
Taxable	-	91,985	80,541	412,737
Securities available for sale:
Taxable	5,690,664	5,953,641	23,816,124	23,314,553
Tax-exempt	104,872	116,606	498,961	500,617
Dividends	29,750	31,000	119,000	95,861
Dividends on Federal Home Loan Bank
and other restricted stock	159,426	21,688	487,590	108,625
Total interest income	27,835,365	28,936,566	110,880,378	106,489,337

INTEREST EXPENSE:
Deposits	9,759,612	12,398,063	42,254,508	41,230,176
Temporary borrowings	1,805,049	99,182	5,716,361	719,720
Subordinated notes	231,185	230,212	922,449	515,764
Junior subordinated debentures	440,114	465,958	1,821,679	1,787,165
Total interest expense	12,235,960	13,193,415	50,714,997	44,252,825

Net interest income	15,599,405	15,743,151	60,165,381	62,236,512
Provision for loan and lease losses	1,610,000	295,000	4,463,500	2,489,998
Net interest income after provision
for loan and lease losses	13,989,405	15,448,151	55,701,881	59,746,514

NON-INTEREST INCOME:
Service charges on deposit accounts	512,109	581,438	2,098,697	2,398,992
Net security (losses) gains	(168,716)	27,494	(218,607)	(69,475)
Income from bank owned life insurance	291,992	264,537	1,115,603	1,011,081
Other operating income	648,854	499,490	2,380,307	2,350,168
Total non-interest income	1,284,239	1,372,959	5,376,000	5,690,766
Income before operating expenses	15,273,644	16,821,110	61,077,881	65,437,280

OPERATING EXPENSES:
Salaries and other employee benefits	6,522,832	6,947,488	30,404,429	27,094,530
Occupancy	1,349,666	1,262,525	5,395,273	4,968,083
Equipment	410,171	319,206	1,346,002	1,226,505
Legal	1,731,464	(10,776,919)	2,737,900	(5,543,603)
Marketing and advertising	48,030	703,480	1,256,736	1,743,341
Credit and collection	147,831	300,807	903,490	829,521
Audit and assessment	395,728	372,283	1,251,695	1,557,693
Goodwill impairment	2,390,924	-	2,390,924	-
Other operating expenses	1,703,489	1,666,818	6,226,412	5,750,399
Total operating expenses	14,700,135	795,688	51,912,861	37,626,469

INCOME BEFORE INCOME TAXES	573,509	16,025,422	9,165,020	27,810,811
PROVISION FOR INCOME TAXES	103,746	12,646,134	2,935,542	16,316,932

NET INCOME	$469,763	$3,379,288	$6,229,478	$11,493,879

STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2007 and 2006 (unaudited)

	2007	2006
ASSETS:
Cash and due from banks	$35,380,214	$46,210,873
Federal funds sold	-	29,000,000
Securities purchased under agreements to resell	61,000,000	131,000,000
Total cash and cash equivalents	96,380,214	206,210,873
Securities held to maturity (estimated fair value -
$6,361,036 in 2006)	-	6,372,080
Securities available for sale - at estimated fair value	401,229,235	511,408,685
Total securities	401,229,235	517,780,765
Federal Home Loan Bank and other restricted stock	8,053,643	1,708,343
Loans and leases (net of allowance for loan and lease losses
of $14,704,864 in 2007 and $16,411,925 in 2006)	1,026,304,532	967,312,849
Bank premises and equipment - net	5,777,493	6,043,450
Bank owned life insurance	29,006,619	27,891,017
Net deferred income taxes	17,494,843	36,665,263
Receivable - current income taxes	14,034,377	-
Receivable - securities sales	14,822,820	-
Other assets	14,910,638	25,109,916
TOTAL ASSETS	$1,628,014,414	$1,788,722,476

LIABILITIES:
Deposits:
Demand	$332,464,460	$316,618,448
Savings	566,999,841	621,969,615
Time	430,474,815	627,595,416
Total deposits	1,329,939,116	1,566,183,479
Other temporary borrowings	139,031,328	56,400
Subordinated notes	10,000,000	10,000,000
Junior subordinated debentures	20,620,000	20,620,000
Accrued legal expenses	700,839	66,050,208
Other accrued expenses and liabilities	14,085,463	21,671,879
Total Liabilities	1,514,376,746	1,684,581,966

COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value, authorized
250,000 shares; 0 shares issued	-	-
Common stock, $5.00 par value, authorized
20,000,000 shares; issued 14,996,348 shares in 2007
and 14,604,203 shares in 2006; outstanding 14,008,696
shares in 2007 and 13,616,551 shares in 2006	74,981,740	73,021,015
Surplus	86,654,142	83,767,505
Retained deficit	(32,164,263)	(32,158,439)
Treasury stock (987,652 shares in 2007 and 2006)	(16,646,426)	(16,646,426)
Accumulated other comprehensive income (loss)
(net of taxes of $357,564 in 2007 and ($2,118,436) in 2006)	812,475	(3,843,145)
Total Stockholders' Equity	113,637,668	104,140,510
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,628,014,414	$1,788,722,476

STATE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
For the Three and Twelve Months Ended December 31, 2007 and 2006 (unaudited)
(dollars in thousands, except share and per share data)

	Three Months		Twelve Months
	2007	2006	2007	2006
SELECTED AVERAGE BALANCES (1):
Total assets	$1,718,162	$1,784,830	$1,698,295	$1,682,640
Loans and leases - net of unearned income	$1,014,175	$968,674	$1,003,507	$937,021
Investment securities	$465,096	$532,626	$504,709	$534,593
Deposits	$1,406,271	$1,587,292	$1,425,209	$1,490,721
Stockholders' equity	$113,743	$71,723	$109,238	$62,488

FINANCIAL PERFORMANCE RATIOS:
Return on average assets	0.11%	0.75%	0.37%	0.68%
Return on average stockholders' equity	1.64%	18.69%	5.70%	18.39%
Net interest margin	3.87%	3.78%	3.82%	4.01%
Operating efficiency ratio	85.10%	4.60%	77.85%	54.64%

CAPITAL RATIOS:
Tier I leverage ratio	7.03%	6.30%	7.03%	6.30%
Tier I risk-based capital ratio	10.04%	9.48%	10.04%	9.48%
Total risk-based capital ratio	12.11%	11.58%	12.11%	11.58%

ASSET QUALITY SUMMARY:
Non-accrual loans and leases	$5,792	$2,177	$5,792	$2,177
Other real estate owned	-	-	-	-
Total non-performing assets	$5,792	$2,177	$5,792	$2,177
Non-accrual loans and leases/total loans
and leases	0.56%	0.22%	0.56%	0.22%
Allowance for loan and lease losses/non-
accrual loans and leases	253.88%	753.88%	253.88%	753.88%
Allowance for loan and lease losses/total
loans and leases	1.41%	1.67%	1.41%	1.67%
Net charge-offs	$1,564	$800	$6,171	$1,795
Net charge-offs (annualized)/average
loans and leases	0.61%	0.33%	0.61%	0.19%

COMMON SHARE DATA:
Average common shares outstanding (2)	13,886,263	11,507,876	13,738,101	11,227,278
Period-end common shares outstanding	14,008,696	13,616,551	14,008,696	13,616,551
Basic earnings per common share	$0.03	$0.29	$0.45	$1.02
Diluted earnings per common share	$0.03	$0.29	$0.45	$1.00
Book value per share	$8.11	$7.65	$8.11	$7.65
Cash dividends per share	$0.15	$0.15	$0.45	$0.45

(1) Weighted daily average balance for period noted.
(2) Amount used for earnings per common share computation.

STATE BANCORP, INC. AND SUBSIDIARIES
NET INTEREST INCOME ANALYSIS
For the Three Months Ended December 31, 2007 and 2006 (unaudited)
(dollars in thousands)

	2007			2006
	Average		Average	Average		Average
	Balance (1)	Interest	Yield/Cost	Balance (1)	Interest	Yield/Cost
ASSETS:
Interest-earning assets:
Securities(2)	$465,096	$5,824	4.97%	$532,626	$6,226	4.64%
Federal Home Loan Bank and other restricted stock	8,258	160	7.69	1,925	22	4.53
Federal funds sold	620	6	3.84	23,560	308	5.19
Securities purchased under agreements to
resell	112,804	1,278	4.49	134,359	1,789	5.28
Interest-bearing deposits	4,351	49	4.47	1,201	18	5.95
Loans and leases (3)	1,014,175	20,590	8.05	968,674	20,657	8.46
Total interest-earning assets	1,605,304	$27,907	6.90%	1,662,345	$29,020	6.93%
Non-interest-earning assets	112,858			122,485
Total Assets	$1,718,162			$1,784,830

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Savings deposits	$649,464	$4,615	2.82%	$648,035	$4,675	2.86%
Time deposits	432,933	5,145	4.71	616,416	7,723	4.97
Total savings and time deposits	1,082,397	9,760	3.58	1,264,451	12,398	3.89
Federal funds purchased	6,817	83	4.83	792	11	5.51
Other temporary borrowings	143,584	1,722	4.76	5,362	89	6.59
Subordinated notes	10,000	231	9.16	10,000	230	9.13
Junior subordinated debentures	20,620	440	8.47	20,620	466	8.97
Total interest-bearing liabilities	1,263,418	12,236	3.84	1,301,225	13,194	4.02
Demand deposits	323,873			322,841
Other liabilities	17,128			89,041
Total Liabilities	1,604,419			1,713,107
Stockholders' Equity	113,743			71,723
Total Liabilities and Stockholders' Equity	$1,718,162			$1,784,830
Net interest income/margin		15,671	3.87%		15,826	3.78%
Less tax-equivalent basis adjustment		(72)			(83)
Net interest income		$15,599			$15,743

(1) Weighted daily average balance for period noted.
(2) Interest on securities includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $49 and $51 in 2007 and 2006, respectively.
(3) Interest on loans and leases includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $23 and $32 in 2007 and 2006, respectively.

STATE BANCORP, INC. AND SUBSIDIARIES
NET INTEREST INCOME ANALYSIS
For the Twelve Months Ended December 31, 2007 and 2006 (unaudited)
(dollars in thousands)

	2007			2006
	Average		Average	Average		Average
	Balance (1)	Interest	Yield/Cost	Balance (1)	Interest	Yield/Cost
ASSETS:
Interest-earning assets:
Securities(2)	$504,709	$24,621	4.88%	$534,593	$24,478	4.58%
Federal Home Loan Bank and other restricted stock	6,414	488	7.61	2,073	109	5.26
Federal funds sold	6,292	325	5.17	17,699	896	5.06
Securities purchased under agreements to
resell	62,173	3,064	4.93	68,853	3,424	4.97
Interest-bearing deposits	2,164	102	4.71	1,123	57	5.08
Loans and leases (3)	1,003,507	82,605	8.23	937,021	77,873	8.31
Total interest-earning assets	1,585,259	$111,205	7.01%	1,561,362	$106,837	6.84%
Non-interest-earning assets	113,036			121,278
Total Assets	$1,698,295			$1,682,640

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Savings deposits	$620,054	$18,486	2.98%	$656,802	$17,600	2.68%
Time deposits	485,500	23,769	4.90	509,368	23,630	4.64
Total savings and time deposits	1,105,554	42,255	3.82	1,166,170	41,230	3.54
Federal funds purchased	7,196	382	5.31	2,997	150	5.01
Other temporary borrowings	103,138	5,334	5.17	10,393	570	5.48
Subordinated notes	10,000	922	9.22	5,671	516	9.10
Junior subordinated debentures	20,620	1,822	8.84	20,620	1,787	8.67
Total interest-bearing liabilities	1,246,508	50,715	4.07	1,205,851	44,253	3.67
Demand deposits	319,655			324,551
Other liabilities	22,894			89,750
Total Liabilities	1,589,057			1,620,152
Stockholders' Equity	109,238			62,488
Total Liabilities and Stockholders' Equity	$1,698,295			$1,682,640
Net interest income/margin		60,490	3.82%		62,584	4.01%
Less tax-equivalent basis adjustment		(325)			(347)
Net interest income		$60,165			$62,237

(1) Weighted daily average balance for period noted.
(2) Interest on securities includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $209 and $211 in 2007 and 2006, respectively.
(3) Interest on loans and leases includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $116 and $136 in 2007 and 2006, respectively.